Exhibit 10.29

2026 INDUCEMENT PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of January 15, 2026 (the “Date of Grant”), is made by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), and [Participant Name] (“Participant”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the National Bank Holdings Corporation 2026 Inducement Plan (as amended, restated or modified, the “Plan”).

WHEREAS, NBHC has adopted the Plan in accordance with NYSE Rule 303A.08 to promote the interests of NBHC and its subsidiaries (collectively, the “Company”) by inducing highly qualified prospective employees not previously employed by or following a bona fide period of interruption with the Company to accept employment with the Company; and

WHEREAS, the Committee has determined that it would be in the best interests of NBHC and its shareholders to grant Participant a number of restricted shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, Participant accepts the award of restricted shares of Common Stock pursuant to the terms of this Agreement and the Plan as a material inducement to accept the offer of employment with the Company.

NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Award.
(a)	Grant. NBHC hereby grants to Participant an award of Restricted Stock with respect to an aggregate of [Total Number] restricted shares of Common Stock (the “Restricted Stock”), on the terms and subject to the conditions set forth in this Agreement, in the Plan and as otherwise may be agreed in any Individual Agreement.
(b)	Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.
2.	Vesting.

(a)	General. Except as may otherwise be provided herein, in the Plan or in any Individual Agreement, the Restricted Stock shall vest according to vesting schedule indicated in the attached Schedule, subject to Participant not having incurred a Termination of Employment as of the vesting date. Notwithstanding the foregoing, and except to the extent any contrary or overriding term would result in a violation of Code Section 409A, to the extent that (i) any Individual Agreement contains terms and conditions relating to the vesting or forfeiture of equity awards, including the Restricted Stock, and (ii) a provision in such Individual Agreement directly conflicts with any provision in this Section 2, the terms and conditions set forth in such Individual Agreement shall supersede and control.
(b)	Vesting upon Death or Disability. Unless provided otherwise in any Individual Agreement, if Participant incurs a Termination of Employment due to Participant’s death or Disability, the restrictions on any unvested Restricted Stock shall immediately lapse and the Restricted Stock shall be fully vested as of the date of Termination of Employment.
(c)	Vesting Following a Change in Control. Unless provided otherwise in any Individual Agreement, if, in connection with a Change in Control, Participant is provided with a Replacement Award (as defined in Section 9) and within two years following such Change in Control, Participant incurs a Termination of Employment without Cause or due to Participant’s resignation with Good Reason (as defined in Section 13), all the unvested Restricted Stock (or other form of Replacement Award) shall become fully vested. If Participant is not provided with a Replacement Award in connection with a Change in Control, the Restricted Stock will vest in accordance with Section 9.
(d)	Other Termination of Employment. Unless provided otherwise in any Individual Agreement, if Participant incurs a Termination of Employment (i) that is not within two years following a Change in Control or (ii) for any reason other than death or Disability, any unvested Restricted Stock shall be forfeited by Participant without consideration.
3.Tax Withholding. NBHC shall reasonably determine the amount of any federal, state, local or other income, employment or other taxes that the Company may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Restricted Stock. NBHC’s obligation to deliver the Restricted Stock or any certificates evidencing the Restricted Stock (or to make a book entry or other electronic notation indicating ownership of the Shares), or otherwise remove the restrictive notations or legends on such Shares or certificates that refer to nontransferability as set forth in Section 5, is subject to the condition precedent that Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 15(d) of the Plan.
4.Independent Tax Advice. Participant acknowledges that the tax laws and regulations applicable to the Restricted Stock and the disposition of the Restricted Stock following vesting are complex and subject to change, and it is the sole responsibility of Participant to obtain Participant’s own advice as to the tax treatment of the terms of this Agreement.

5.Issuance of Restricted Stock. The Restricted Stock shall be issued by NBHC and shall be registered in Participant’s name on the stock transfer books of NBHC promptly after the Date of Grant. Any certificates representing Restricted Stock shall remain in the physical custody of NBHC or its designee at all times prior to, in the case of any particular Share of the Restricted Stock, the date on which such Share vests. Any certificates representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the National Bank Holdings Corporation 2026 Inducement Plan and a Restricted Stock Award Agreement, dated as of [______], 2026 between National Bank Holdings Corporation and [Name of Participant]. A copy of such Agreement is on file at the offices of National Bank Holdings Corporation.

As soon as practicable following the vesting of any Restricted Stock, NBHC shall ensure that its stock transfer books reflect the vesting. If certificates for the Restricted Stock exist, such certificates for such vested Restricted Stock shall be delivered to Participant or to Participant’s legal representative along with the stock powers relating thereto.

6.Dividend and Voting Rights. After the Date of Grant, Participant shall be the record owner of the Restricted Stock, unless and until such Restricted Stock is forfeited pursuant to Participant’s Termination of Employment or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of NBHC, including, without limitation, voting rights and rights to payment of cash or in-kind dividends, if any, with respect to the Restricted Stock; provided that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement and the Plan.
7.Non-Transferability. The Restricted Stock may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Restricted Stock shall be subject to the restrictions set forth in the Plan and this Agreement.
8.Adjustment. In the event of any event described in Section 3(g) of the Plan occurring after the Date of Grant, the adjustment provisions as provided for under Section 3(g) of the Plan shall apply to the Restricted Stock.
9.Change in Control. Notwithstanding anything in the Plan or otherwise set forth in this Agreement to the contrary, but subject to the terms of any Individual Agreement, which shall control, upon the occurrence of a Change in Control, all restrictions on the Restricted Stock shall immediately lapse and the Restricted Stock shall be fully vested, except to the extent that another award meeting the requirements of this Section 9 is provided to Participant to replace the Restricted Stock award (an award meeting the requirements of this Section 9, a “Replacement Award”). An award shall meet the conditions of this Section 9 (and hence, qualify as a Replacement Award) if: (i) it is a restricted publicly traded equity security of NBHC or the surviving corporation or the ultimate parent of the applicable entity following the Change in Control, (ii) it has a fair market value at least equal to the value of the Restricted Stock granted pursuant to this Agreement as of the date of the Change in Control, (iii) it contains terms relating to vesting (including with respect to Termination of Employment) that are substantially identical to the terms set forth in this Agreement, and (iv) its other terms and conditions are not less favorable to Participant than the terms and conditions set forth in this Agreement or in the Plan (including provisions that apply in the event of a subsequent Change in Control) as of the date in the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of this award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Restricted Stock shall not vest upon a Change in Control. The determination of whether the conditions of this Section 9 are satisfied shall be made by the Committee, as constituted immediately prior to the Change in Control, in its sole discretion.
10.Forfeiture. Participant agrees that, notwithstanding any other provision of any agreement to which he or she is subject with the Company, and in addition to and not in contravention of any clawback provision or policy applicable to Participant as in effect from time to time (including any clawback policies or provisions implemented pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws):
(a)	If the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of Participant’s misconduct in connection with any financial reporting requirement under the federal securities laws, the Committee may require Participant to forfeit unvested Restricted Stock, and/or to reimburse the Company for all amounts received under this Agreement from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and any amounts received with respect to, or amounts realized from, the vesting of Restricted Stock or the subsequent sale of Shares or the cancellation of Restricted Stock during that 12 month period;
(b)	If the Committee shall determine that Participant has engaged in a serious breach of conduct, the Committee may require Participant to forfeit unvested Restricted Stock, may terminate this Agreement and/or require Participant to repay any amounts realized upon the vesting of Restricted Stock or on the subsequent sale of the shares of common stock that were granted as Restricted Stock or the cancellation of shares relating to Restricted Stock; and
(c)	If Participant is found guilty of misconduct by any judicial or administrative authority in connection with any (i) formal investigation by the Securities and Exchange Commission or (ii) other federal or state regulatory investigation, the Committee may require Participant to forfeit unvested Restricted Stock and/or may require the repayment of any amounts realized upon the vesting of Restricted Stock or on the subsequent sale of the shares of common stock that were granted as Restricted Stock or the cancellation of shares relating to Restricted Stock without regard to the timing of the determination of misconduct in relation to the timing of the vesting or sale of the award.

The foregoing provisions of this Section 10 shall cease to apply following a Change in Control, except as otherwise required by applicable law.

11.	Miscellaneous.
(a)	Confidentiality of this Agreement. Participant agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Participant of this covenant. This provision does not prohibit Participant from providing this information on a confidential and privileged basis to Participant’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
(b)	Restrictive Covenants. To protect the Company’s Trade Secret Information (as defined in Annex A), the grant and vesting of the Restricted Stock pursuant to this Agreement shall be in partial consideration and subject to Participant’s continued compliance with (i) any restrictive covenants set forth in an Individual Agreement or (ii) if there are no confidentiality and/or non-solicitation provisions in an Individual Agreement, the restrictive covenants as set forth in Annex A hereto. For the avoidance of doubt, if there are confidentiality and/or non-solicitation provisions in an Individual Agreement, the restrictive covenants in the Individual Agreement shall govern.
(c)	Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Restricted Stock granted hereunder; provided that any such waiver or amendment that would impair the rights of any Participant or any holder or beneficiary of any Restricted Stock heretofore granted shall not to that extent be effective without the consent of Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(d)	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company to:

National Bank Holdings Corporation 7800 East Orchard Road, Suite 300 Greenwood Village, CO 80111 Facsimile: (855) 576-3479 Attention: Legal Department

if to Participant: at the address last on the records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(e)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(f)	No Rights to Service. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.
(g)	Beneficiary. Participant may file with NBHC a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with NBHC. The last such designation received by NBHC shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by NBHC prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Participant, the beneficiary shall be deemed to be his or her spouse or, if Participant is unmarried at the time of death, his or her estate.
(h)	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.
(i)	Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.
(j)	Bound by the Plan. By signing this Agreement, Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(k)	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(l)	Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m)	Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
12.Compliance with Legal Requirements. The grant of the Restricted Stock and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.
13.	Definitions and Administration.
(a)	Termination for Cause. Unless otherwise provided in an Individual Agreement, to invoke a termination for Cause, the Company must provide written notice to Participant of the existence of such grounds within 30 days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and, with respect to the grounds enumerated in clauses (A), (C), (D) and (E) of the definition of Cause in the Plan, Participant shall have 30 days following receipt of such written notice during which he or she may remedy the ground if such ground is reasonably subject to cure as determined by the Company.
(b)	“Good Reason” shall have the meaning given to such term in an Individual Agreement, or if there is no such Individual Agreement or if it does not define Good Reason, then, Good Reason shall mean the occurrence of the following, in the absence of Participant’s written consent:
(i)	a material diminution in Participant’s annual base salary from that in effect immediately prior to a Change in Control; or
(ii)	the assignment to Participant of any duties materially inconsistent with Participant’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such positions, authority, duties or responsibilities, in each case, from those in effect immediately prior to a Change in Control;

provided that, in each case, (A) Participant provides written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (ii) above within 30 days following Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason; (B) the Company fails to cure such event or condition within 30 days following the receipt of such notice; and (C) Participant incurs a Termination of Employment within 30 days following the expiration of such cure period.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NATIONAL BANK HOLDINGS CORPORATION

By:   Name: Angela Petrucci

Title:Chief Administrative Officer

By:   Name: Emily Gooden

Title:Chief Accounting Officer

PARTICIPANT

By: ________________________________

[Signature Page to Inducement Plan - Restricted Stock Award Agreement]

ANNEX A

RESTRICTIVE COVENANTS

1.Confidential Information. Participant agrees that, during his or her employment with the Company and at all times thereafter, he or she shall hold for the benefit of the Company all Trade Secret Information. “Trade Secret Information” means the whole or any portion of confidential business or financial information, including any listing of client names, addresses, or telephone numbers, or any other confidential data or processes relating to the Company and its respective businesses which is secret and of value, and which shall have been obtained by Participant during Participant’s employment by the Company, and which shall not be or become public knowledge (other than by acts by Participant or representatives of Participant in violation of this Agreement). Except in the good faith performance of his or her duties for the Company, Participant shall not, without the prior written consent of the Company or as may otherwise be required or permitted by law or legal process, communicate or divulge any Trade Secret Information, knowledge, or data to anyone other than the Company and those designated by it.

Notwithstanding the above confidentiality provisions, nothing in this Agreement, in any other agreement, or in the Company’s policies should be interpreted as prohibiting Participant from disclosing any alleged discriminatory or unfair employment practice, or (1) reporting possible violations of federal law or regulations, including any securities laws violations, to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities & Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs.

Please refer to the Associate Handbook applicable to Participant, a copy of which is available upon request, regarding Participant’s rights related to the disclosure of the Company’s trade secrets.

2.Nonsolicitation of Employees. To protect the Trade Secret Information, Participant agrees that, while he or she is employed by the Company and during the one-year period following his or her termination of employment with the Company (the “Restricted Period”), Participant shall not, directly or indirectly, (a) solicit any individual who is, on the date on which Participant incurs a Termination of Employment (the “Date of Termination”) (or was, during the six-month period prior to the Date of Termination), employed by the Company to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company, or (b) initiate discussions with any such individual for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
3.Nonsolicitation of Clients. To protect the Trade Secret Information, you agree that, during the Restricted Period and except as required for the performance of duties assigned to you by the Company, you will not use any Trade Secret Information to, directly or indirectly, (a) solicit any client or customer of the Company to transact business with a Competitive Enterprise (as defined below), or (b) induce or attempt to induce any client, customer, or investor (in each case, whether former, current, or prospective), vendor, supplier, licensee, or other business relation of the Company to reduce or cease doing business with the Company, or in any way interfere with the relationship between any such client, customer, investor, vendor, supplier, licensee, or business relation, on the one hand, and the Company, on the other hand. For purposes hereof, “Competitive Enterprise” means any business enterprise that engages in any activity closely associated with commercial banking or any other financial services business, including the operations of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, that is competitive with any portion of the business conducted by the Company.
4.Equitable Remedies. Participant acknowledges that the Company would be irreparably injured by a violation of Section 1 through 3 of this Annex A and he or she agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Participant from any actual or threatened breach of Section 1 through 3 of this Annex A. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
5.Severability; Blue Pencil. Participant acknowledges and agrees that he or she has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration, and in all other respects. If it is determined that any provision of this Annex A is invalid or unenforceable, the remainder of the provisions of this Annex A shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Annex A is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

SCHEDULE

Date of Grant: [[GRANTDATE]]

Participant: [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Shares Granted: [[SHARESGRANTED]]

Vesting Schedule: 3 year ratable vesting on April 28, 2027, April 28, 2028 and April 28,

2029, subject to the associate’s continued service through the applicable vesting date